EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 and related Prospectus of IDT Corporation for the registration of 205,924 shares of its Class B common stock and to the incorporation by reference therein of our report dated October 10, 2003, with respect to the consolidated financial statements and schedules of IDT Corporation included in its Annual Report on Form 10-K/A (Amendment No. 2) for the year ended July 31, 2003, filed with the Securities and Exchange Commission.

/S/    ERNST & YOUNG LLP

New York, New York

September 20, 2004